EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-191134 and  333-174791) and Registration Statement No. 333-152490 on Form S-8, as amended by the Post-Effective Amendment No. 1 to Form S-8, of our reports dated April 28, 2016, relating to the consolidated financial statements and the financial statement schedules of Actions Semiconductor Co., Ltd. and its subsidiaries (the “Group”) as of December 31, 2014 and 2015, and for the years ended December 31, 2013, 2014 and 2015,  and the effectiveness of the Group’s internal control over financial reporting, appearing in the annual report on Form 20-F of Actions Semiconductor Co., Ltd. for the year ended December 31, 2015.

/s/ Deloitte Touche Tohmatsu

Hong Kong

April 28, 2016